Exhibit 99.3

PHI, Inc. Successfully Completes Chapter 11 Debt Restructuring

PHI and Its Principal U.S. Subsidiaries Are Now Well Positioned for Long-Term Success

with a More Sustainable Debt Structure and Strengthened Balance Sheet

LAFAYETTE, LOUISIANA, September 4, 2019 – PHI, Inc. (OTC: PHIIQ; PHIKQ) (“PHI” or the “Company”) today announced that the Company and its principal U.S. subsidiaries, including PHI Air Medical, have emerged from Chapter 11 bankruptcy protection, successfully completing the Company’s debt restructuring process and implementing the Chapter 11 reorganization plan confirmed by the U.S. Bankruptcy Court for the Northern District of Texas on July 30, 2019. PHI now believes that it has one of the industry’s leading debt structures and a strengthened balance sheet that positions it for long-term success.

“Our ability to successfully emerge from bankruptcy less than six months after our Chapter 11 filings and strengthen our balance sheet, while maintaining and continuing to expand our safety and service commitments, is a testament to the hard work of our talented employees and the strength of our relationships with our customers and partners,” PHI Chief Executive Officer Lance Bospflug said. “We have now reached all of the key goals that we set for ourselves at the beginning of this process – including a more sustainable debt structure and a stronger balance sheet. However, this milestone is just the beginning of what we plan to achieve moving forward. We have ambitious plans for our Company to support not only our customers and the industries we serve, but also to support our workforce – one of the most highly-skilled and committed workforces in the aviation services industry. We will continue to build on our successes and leadership position as we look to grow, to drive innovation and to better serve our customers for years to come.”

As a result of completing the bankruptcy process, the Company reduced its debt by approximately $500 million, with PHI’s former unsecured creditors now owning 100% of the Company’s equity, subject to dilution in connection with future stock issuances including issuances of incentive equity grants to key personnel and potential issuances of stock to the holders of certain warrants issued to former equity holders. In connection with this process, the Company also closed a $225 million new five-year term loan and received new equity capital from certain of its former unsecured creditors.

Upon closing, Mr. Al A. Gonsoulin retired from the role of Chief Executive Officer and Chairman of the Board of PHI. Mr. Lance Bospflug has transitioned from serving as President and Chief Operating Officer to become PHI’s new Chief Executive Officer and part of the Company’s new Board of Directors.

“I am honored with the responsibility to lead this storied company forward. On behalf of the Board of Directors and the entire PHI team, I want to thank Al Gonsoulin for his many years of dedicated service and important contributions to so many in our business,” Bospflug continued. “PHI has been a leader in aviation and continues to be recognized as being at the forefront of safety and operations globally. We are grateful to Al for all he has done for the industry and PHI, and we wish him all the best in his retirement.”

For additional information on the transactions consummated in connection with the Company’s emergence from bankruptcy, including the installation of a newly-appointed Board of Directors, please see PHI’s Current Report on Form 8-K, which is expected to be filed within the next couple of days, and the documents filed in connection with the bankruptcy process, available at https://cases.primeclerk.com/PHI.

Questions regarding distributions under the Company’s reorganization plan can be directed to the Company’s claims agent, Prime Clerk, at PHIinfo@primeclerk.com or +1 (844) 216-8745.

ABOUT PHI, INC.

PHI, Inc. is one of the world’s leading helicopter services companies, operating over 240 aircraft in over 70 locations around the world. Known industry wide for the relentless pursuit of safe, reliable helicopter transportation, PHI offers services to the offshore Oil and Gas, Air Medical applications, and Technical Services applications around the world. The highly trained pilots, maintenance technicians, clinicians and diverse professional talent across the organization gives the company a great depth in all areas of operation and is composed of highly skilled, dedicated, and loyal employees. In addition to operations in the United States, the company has operated in 43 foreign countries and continues to operate for customers across the globe. PHI’s Headquarters are in Lafayette, Louisiana USA and PHI employs approximately 2,200 personnel globally.

Forward-Looking Statements

This release includes “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact contained in this press release are “forward-looking” statements, as defined by (and subject to the “safe harbor” protections under) the federal securities laws. When used herein, the words “anticipates,” “expects,” “believes,” “seeks,” “hopes,” “intends,” “plans,” “projects,” “will” and similar words and expressions are intended to identify forward-looking statements. Forward-looking statements are based on a number of judgments and assumptions as of the date such statements are made about future events, many of which are beyond PHI’s control. These forward-looking statements, and the assumptions on which they are based, (i) are not guarantees of future events, (ii) are inherently speculative and (iii) are subject to significant risks and uncertainties. Actual events and results may differ materially from those anticipated, estimated, projected or implied by PHI in those statements if one or more of these risks or uncertainties materialize, or if PHI’s underlying assumptions prove incorrect. All of PHI’s forward-looking statements are qualified in their entirety by reference to PHI’s discussion of certain important factors that could cause PHI’s actual results to differ materially from those anticipated, estimated, projected or implied in those forward-looking statements.

Factors that could cause PHI’s results to differ materially from the expectations expressed in such forward-looking statements include, but are not limited to, the Company’s ability to achieve its stated goals, including those specified in its recently-implemented reorganization plan, the Company’s ability to implement operational improvement efficiencies, uncertainty regarding the Company’s ability to obtain additional capital in the future, uncertainty regarding the Company’s ability to attract and retain key personnel, uncertainty regarding the Company’s ability to retain its customer and vendor relationships, illiquidity in the trading of the Company’s newly-issued stock, as well as other risks referenced in PHI’s prior filings with the U.S. Securities and Exchange Commission.

Additional factors or risks that PHI currently deems immaterial, that are not presently known to PHI, that arise in the future or that are not specific to PHI could also cause PHI’s actual results to differ materially from its expected results. Given these uncertainties, investors are cautioned not to unduly rely upon PHI’s forward-looking statements, which speak only as of the date made. PHI undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or developments, changed circumstances, or otherwise. Further, PHI may make changes to its intentions or plans at any time, without notice and for any reason, and can provide no assurances as to the ultimate return on investment on securities recently issued in connection with its emergence from bankruptcy.

Media Contact:

Brad Deutser

(713) 850-2105

Investor Contact:

Trudy McConnaughhay

Chief Financial Officer

(337) 235-2452